Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 20, 2021, with respect to the consolidated financial statements of Rue Gilt Groupe, Inc. included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

November 12, 2021